PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Charles G. Urtin,

President / CEO

Telephone: 724-863-3100

www.irwinbank.com

IBT Bancorp, Inc. (AMEX: IRW)

Announces Operating Results for the Fourth Quarter and Year Ended December 31, 2007

Irwin, Pennsylvania, February 5, 2008: [AMEX: IRW] IBT Bancorp, Inc., (the “Company”), the holding company of Irwin Bank, today announced its results of operations for the three months and year ended December 31, 2007. The Company’s net income for the three months ended December 31, 2007 increased $96,000 to $1,905,000 or $ .32 per diluted earnings per share, from $1,809,000, or $ .30 per diluted earnings per share. Net income for the year ended December 31, 2007 decreased $600,000 to $7,856,000, or $ 1.33 per diluted earnings per share, from $8,456,000 or $1.42 per diluted earnings per share.

Total assets of the Company increased $46,225,000 to $787,187,000 at December 31, 2007 as compared to $740,962,000 at December 31, 2006. Total loans reached $477,319,000 at December 31, 2007 from $467,721,000 at December 31, 2006, an increase of $9,598,000 or 2.1%. Securities available for sale increased $30,290,000 to $251,539,000 at December 31, 2007 as compared to $221,249,000 at December 31, 2006, an increase of 13.7%. Total deposits reached $610,757,000 at December 31, 2007 as compared to total deposits of $572,472,000 at December 31, 2006. The increase in deposits was primarily the result of the growth in interest bearing deposits, which increased $39,731,000, or 8.2% over the prior year. Securities sold to repurchase, which secure our sweep accounts, grew to $44,944,000 at December 31, 2007, an increase of $17,528,000 or 64% compared to balances outstanding at December 31, 2006. Outstanding advances at the Federal Home Loan Bank of Pittsburgh at December 31, 2007 were $57,631,000 compared to $72,410,000 at December 31, 2006. The decrease was due to the maturity of advances and repayment of amortizing advances.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Irwin Bank is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, a loan center, three supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny and a trust office in Greensburg, Pennsylvania. The Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company’s common stock is traded on the American Stock Exchange under the symbol “IRW”.

IBT Bancorp, Inc.

Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

	December 31,	December 31,
	2007	2006

Total Assets	$787,187	$740,962
Securities available for sale	$251,539	$221,249
Federal Home Loan Bank stock, at cost	$4,423	$5,197
Total loans, net	$477,319	$467,721
Total liabilities	$721,173	$678,381
Interest bearing deposits	$526,649	$486,918
Non-interest bearing deposits	$84,108	$85,554
Repurchase agreements	$44,944	$27,416
FHLB advances	$57,631	$72,410
Stockholders’ equity	$66,014	$62,581

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Interest Income	$11,571	$10,744	$44,449	$40,393
Interest Expense	5,868	5,257	22,161	18,514
Net interest income	5,703	5,487	22,288	21,879
Provision for loan losses	150	300	900	1,500
Net interest income after
provision for loan losses	5,553	5,187	21,388	20,379
Non-interest income	1,785	1,706	6,806	7,349
Non-interest expense	4,916	4,706	18,025	17,237

Income before income taxes	2,422	2,187	10,169	10,491
Income tax expense	517	378	2,313	2,035

Net income	$1,905	$1,809	$7,856	$8,456

Per Share Data:
Basic earnings per share	$0.33	$0.30	$1.34	$1.43
Diluted earnings per share	$0.32	$0.30	$1.33	$1.42
Dividends per share	$0.25	$0.25	$1.00	$1.00

Selected Ratios *
Return on Average Assets	0.98%	0.98%	1.04%	1.18%
Return on Average Equity	13.56%	11.59%	12.71%	13.74%
Net Interest Spread	2.53%	2.58%	2.54%	2.72%
Net Interest Margin	3.08%	3.16%	3.11%	3.24%

	December 31,	December 31,
	2007	2006
Additional Per Share Data:
Shares outstanding	5,852,924	5,882,640
Book Value per Share	$11.28	$10.64

* Quarterly ratios are annualized